UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 5, 2022

Peraso Inc.

(Exact Name of Registrant as Specified in Charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2309 Bering Dr.

San Jose, California 95131

(Address of principal executive offices, with zip code)

(408) 418-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PRSO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2022, Peraso Inc. (the “Company”) entered into a Technology License and Patent Assignment Agreement (the “Agreement”) with Intel Corporation (“Intel”), pursuant to which Intel has (i) licensed from the Company on an exclusive basis certain memory software and technology assets related to the Company’s Stellar packet classification platform intellectual property, including its graph memory engine technology, and any roadmap variant, in the form existing as of the date of the Agreement (the “Licensed Technology”); (ii) acquired from the Company certain patent applications and patents owned by the Company (the “Assigned Patents”); and (iii) assumed the Professional Services Agreement, dated March 24, 2020, between Fabulous Inventions AB (“Fabulous”) and the Company (the “Fabulous Agreement”), pursuant to which, among other things, the Company licensed from Fabulous certain rights used by the Licensed Technology; in each case on the terms and subject to the conditions set forth in the Agreement. The Licensed Technology does not include (i) certain excluded open source and other third party technology as set forth in the Agreement and (ii) the technology licensed by the Company from Fabulous pursuant to the Fabulous Agreement. In connection with the Agreement, four employees of the Company accepted employment with Intel, and the Company terminated the services of five consultants.

As consideration for the Company to enter into the Agreement, Intel agreed to pay the Company $3,062,500 at the closing of the transaction (the “Closing”) and $437,500 upon the satisfaction by the Company, as mutually agreed upon by the parties in good faith, of certain release criteria set forth in the Agreement relating to various due diligence activities of Intel regarding the Licensed Technology (the “Release Criteria”). Intel and the Company agreed to work together in good faith so as to ensure that the Release Criteria is satisfied by the Company no later than six months following the Closing.

The Agreement includes perpetual, customary representations and warranties by the Company related to the Licensed Technology, the Assigned Patents and the Fabulous Agreement. The Company has agreed to indemnify Intel for (i) any breach of the Company’s representations, warranties, covenants, agreements or other obligations under the Agreement and the other transaction documents; (ii) the ownership or use of all right, title and interest in all of the Company’s properties, assets and rights of any kind, whether tangible or intangible, real or personal, other than the assets purchased by Intel pursuant to the Agreement; or (iii) any liabilities of the Company, including without limitation any and all liabilities of the Company accruing prior to the Closing. Intel has agreed to defend the Company in the event there is an intellectual property infringement claim against the Company resulting from a modification or change by Intel to the Licensed Technology. Each party’s total aggregate liability for damages under the Agreement will not exceed $10,000,000, provided that Intel’s liability in connection with or arising out of any Intel infringement or Intel’s unauthorized use of the Licensed Technology will not be limited or restricted.

The Company has agreed to assign and transfer the Licensed Technology to Intel for no additional consideration in the event the Company is acquired by certain competitors of Intel and the Agreement is assigned to the acquirer in such transaction (by operation of law or otherwise). In addition, the Company has agreed to require the acquirer to assume all obligations of the Company, including making the perpetual representations and warranties regarding the Licensed Technology, and to assume the Company’s ongoing indemnification obligations, in each case for a period to two years following the effective date of such assignment.

The Company will file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2022. The foregoing descriptions are summaries and are therefore qualified in their entirety by reference to the complete text of the Agreement when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERASO INC.

Date: August 8, 2022	By:	/s/ James W. Sullivan
James W. Sullivan
Chief Financial Officer